                                    [FORM OF
                          SALE PARTICIPATION AGREEMENT]

               SALE PARTICIPATION AGREEMENT (hereinafter called this "Agreement"), dated as of September __, 1996, between Nomura International plc, a public limited company incorporated under the laws of England and Wales ("NIplc"), and _______________ (the "Purchaser").

                                    RECITALS

               WHEREAS, Antigua Acquisition Corporation, a Delaware corporation ("Merger Sub"), has entered into an Agreement and Plan of Merger, dated as of June 5, 1996, as amended (the "Merger Agreement"), among AT&T Capital Corporation, a Delaware corporation (the "Company"), AT&T Corp., a New York corporation, Hercules Limited, a Cayman Islands company ("Holdings"), and Merger Sub, which is a wholly-owned subsidiary of Holdings, providing for the merger (the "Merger") of Merger Sub with and into the Company, after which the Company will continue its corporate existence as the surviving corporation (the "Surviving Corporation");

               WHEREAS, in connection with the Merger, Merger Sub and the Purchaser are contemporaneously entering into a Subscription Agreement of even date herewith (the "Subscription Agreement"), pursuant to which the Purchaser, as one of a limited number of management investors, will purchase [(i)] immediately prior to the Merger, shares of Common Stock, par value $.01 per share, of Merger Sub (the "Merger Sub Common Stock"), each of which will be converted at the effective time of the Merger (the "Effective Time") pursuant to the Merger Agreement into one share of Common Stock, par value $.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock") [and (ii) following the Merger, additional shares of Surviving Corporation Common Stock], in accordance with the terms of the Subscription Agreement;

               WHEREAS, following the Merger, NIplc will also beneficially own shares of Surviving Corporation Common Stock; and

               WHEREAS, incident to the Purchaser's ownership of shares of Surviving Corporation Common Stock, NIplc and the Purchaser propose to agree to certain provisions with respect to the future sale, upon certain terms and subject to certain conditions, of such shares.

               NOW, THEREFORE, to implement the foregoing and in consideration of the premises and of the mutual agreements contained herein, the parties hereto agree as follows:

               1.  Take-Along Rights.

               (a) In the event that at any time (i) NIplc or any of its affiliates (including, without limitation, GRS Holding Company Limited ("GRSH") and Hercules Limited, which also beneficially own, directly or indirectly, the shares of Merger Sub Common Stock beneficially owned by NIplc, but, for the avoidance of any doubt, excluding Babcock & Brown, Inc. or any of its affiliates), as the case may be (each, a "Selling Entity"), proposes to sell for cash or any other consideration, either directly or indirectly (by way of the sale of beneficial ownership interest in any such affiliate or otherwise), any shares of Surviving Corporation Common Stock owned by it, in any transaction other than (x) a public offering of securities, (y) a sale or other transfer to one of their affiliates or (z) a sale or other transfer of beneficial ownership in (A) up to 9,000,000 shares of Surviving Corporation Common Stock to Babcock & Brown, Inc. or any of its affiliates or (B) up to 12,000,000 shares of Surviving Corporation Common Stock to GRSH (a "Proposed Sale") and (ii) such Proposed Sale, when considered together with previous direct or indirect sales of Surviving Corporation Common Stock by the Selling Entity and any of its affiliates (other than (1) sales or other transfers to one of their affiliates or (2) sales or other transfers of beneficial ownership in the shares of Surviving Corporation Common Stock referred to in clause (z) above), would constitute the sale of the direct or indirect beneficial ownership of more than 25% of the outstanding shares of Surviving Corporation Common Stock, then the Selling Entity will notify the Purchaser or the Purchaser's Estate or Purchaser's Trust (as such terms are defined in Section 4(a) of the Subscription Agreement), as the case may be, in writing (a "Notice") of such proposed sale and the material terms of the Proposed Sale as of the date of the Notice (the "Material Terms") promptly, and in any event not less than 15 days prior to the consummation of the Proposed Sale and not more than 5 days after the execution of the definitive agreement relating to the Proposed Sale, if any (the "Sale Agreement").

               (b) If (i) within 10 days of the Purchaser's or the Purchaser's Estate's or Purchaser's Trust's, as the case may be, receipt of such Notice the Selling Entity receives from the Purchaser or the Purchaser's Estate or Purchaser's Trust, as the case may be, a written request (a "Request") to include shares of Surviving Corporation Common Stock held by the Purchaser or the Purchaser's Estate or Purchaser's Trust, as the case may be, in the Proposed Sale (which Request shall be irrevocable unless (x) there shall be a material adverse change in the Material Terms (including, without limitation, a change in the Material Terms that would result in the sale price being decreased by more than 10% from that set forth in the Notice) or (y) if otherwise mutually agreed to in writing by the Purchaser or the Purchaser's Estate or Purchaser's Trust, as the case may be, and the Selling Entity) or (ii) notwithstanding that the Purchaser, the Purchaser's Estate or the Purchaser's Trust, as the case may be, may have declined to make a Request, the Selling Entity so decides in its sole discretion, shares of Surviving Corporation Common Stock held by the Purchaser, the Purchaser's Estate or the Purchaser's Trust, as the case may be, will be included in the Proposed Sale as provided herein; provided that, in the case of (i) above, only one Request, which shall be executed by the Purchaser or the Purchaser's Estate or Purchaser's Trust, as the case may be, may be delivered with respect to any Proposed Sale for all shares of Surviving Corporation Common Stock held by the Purchaser or the Purchaser's Estate or Purchaser's Trust. Promptly after the consummation of the transactions contemplated thereby, the Selling Entity will furnish the Purchaser, the Purchaser's Trust or the Purchaser's Estate with a copy of the Sale Agreement, if any.

               (c) The number of shares of Surviving Corporation Common Stock that the Purchaser or the Purchaser's Estate or Purchaser's Trust, as the case may be, will be permitted to include in a Proposed Sale pursuant to a Request, or that the Selling Entity will be permitted to decide to include in a Proposed Sale, will be in the aggregate that number of shares of Surviving Corporation Common Stock owned collectively by the Purchaser, the Purchaser's Estate and the Purchaser's Trust, as the case may be, that is equal to the pro rata portion of the total number of shares proposed to be sold in the Proposed Sale, based upon the product of (i) the sum of the number of shares of Surviving Corporation Common Stock then owned by the Purchaser or the Purchaser's Estate or Purchaser's Trust, as the case may be, plus all shares of Surviving Corporation Common Stock that the Purchaser or the Purchaser's Estate or Purchaser's Trust, as the case may be, are then entitled to acquire under an unexercised option to purchase shares of Surviving Corporation Common Stock, to the extent such option is then vested and exercisable or would become vested and exercisable as a result of the consummation of the Proposed Sale (ii) multiplied by a percentage calculated by dividing the aggregate number of shares of Surviving Corporation Common Stock that the Selling Entity proposes to sell in the Proposed Sale by the total number of shares of Surviving Corporation Common Stock owned by the Selling Entity.

               Notwithstanding the foregoing, in the case of any Proposed Sale
(i) the consummation of which is reasonably expected to occur on a date after the tenth anniversary of the Effective Time and (ii) that would constitute a "Change of Control" (as defined in the Stock Purchase Agreement of even date herewith between NIplc and the Purchaser), the Purchaser or the Purchaser's Estate or Purchaser's Trust, as the case may be, will be permitted to include in such Proposed Sale pursuant to a Request all shares of Surviving Corporation Common Stock then owned by the Purchaser or the Purchaser's Estate or Purchaser's

Trust, as the case may be, plus all shares of Surviving Corporation Common Stock that the Purchaser or the Purchaser's Estate or Purchaser's Trust, as the case may be, are then entitled to acquire under an unexercised option to purchase shares of Surviving Corporation Common Stock, to the extent such option is then vested and exercisable or would become vested and exercisable as a result of the consummation of the Proposed Sale.

               (d) Except as may otherwise be provided herein, shares of Surviving Corporation Common Stock subject to a Request, or that the Selling Entity may decide will be so included, will be included in a Proposed Sale pursuant hereto and in any agreements with purchasers relating thereto on the same terms and subject to the same conditions applicable to the shares of Surviving Corporation Common Stock which the Selling Entity proposes to sell in the Proposed Sale. Such terms and conditions shall include, without limitation: the sales price; the payment of fees, commissions and expenses; the provision of, and representation and warranty as to, information requested by the Selling Entity; and the provision of requisite indemnifications; provided that any indemnification provided by the Purchaser, the Purchaser's Estate or the Purchaser's Trust shall be pro rata in proportion with the number of shares of Surviving Corporation Common Stock to be sold. In the case of indirect sales by the Selling Entity of beneficial ownership of the Surviving Corporation Common Stock, the sale price for the shares of the Purchaser or the Purchaser's Estate or Purchaser's Trust, as the case may be, shall be determined by an independent investment bank or appraisal firm on the basis of the proportion of any sale price applicable to the Selling Entity that is deemed to be attributable to the Surviving Corporation alone, and the other terms and conditions of the Proposed Sale shall be appropriately adjusted to reflect, for purposes of the inclusion of the Purchaser's, the Purchaser's Estate's or the Purchaser's Trust's shares in such Proposed Sale, a sale of the Surviving Corporation Common Stock. In connection with any such indirect sale for consideration other than cash, the Purchaser, the Purchaser's Estate or the Purchaser's Trust, as the case may be, will be entitled to receive a proportionate amount (determined as described in the preceding sentence) of a like kind of non-cash compensation, or a proportionate interest therein. Notwithstanding anything to the contrary contained herein, in connection with any sale, whether direct or indirect, for consideration other than cash, in the absolute discretion of the Selling Entity, the shares of the Purchaser or the Purchaser's Estate or Purchaser's Trust, as the case may be, subject to a Request may be purchased instead for an amount in cash equal to the fair market value (determined by an independent investment bank or appraisal firm) of any non-cash consideration that would otherwise be receivable hereunder.

               2.  Custody Agreement and Power of Attorney.

               Upon delivering a Request or upon notice that the Selling Entity has decided to include shares held by the Purchaser, the Purchaser's Estate or the Purchaser's Trust, as the case may be, in the Proposed Sale, the Purchaser or the Purchaser's Estate or Purchaser's Trust, as the case may be, will, if requested by the Selling Entity, execute and deliver a custody agreement and power of attorney in form and substance satisfactory to the Selling Entity with respect to the shares of Surviving Corporation Common Stock which are to be sold by the Purchaser or the Purchaser's Estate or Purchaser's Trust, as the case may be, pursuant hereto (a "Custody Agreement and Power of Attorney"). The Custody Agreement and Power of Attorney will provide, among other things, that the Purchaser or the Purchaser's Estate or Purchaser's Trust, as the case may be, will deliver to and deposit in custody with the custodian and attorney-in-fact named therein a certificate or certificates representing such shares of Surviving Corporation Common Stock (duly endorsed in blank by the registered owner or owners thereof) and irrevocably appoint said custodian and attorney-in-fact as the Purchaser or the Purchaser's Estate's or Purchaser's Trust's, as the case may be, agent and attorney-in-fact with full power and authority to act under the Custody Agreement and Power of Attorney on the Purchaser's or the Purchaser's Estate's or Purchaser's Trust's, as the case may be, behalf with respect to the matters specified therein.

               3.  Obligations to Purchaser.

               (a) The Purchaser or the Purchaser's Estate's or Purchaser's Trust's, as the case may be, right pursuant hereto to participate in a Proposed Sale shall be contingent on the Purchaser's or the Purchaser's Estate's or Purchaser's Trust's, as the case may be, strict compliance with each of the provisions hereof and the Purchaser's or the Purchaser's Estate's or Purchaser's Trust's, as the case may be, willingness to execute such documents in connection therewith as may be reasonably requested by the Selling Entity.

               (b) The obligations of the Selling Entity hereunder shall extend only to the Purchaser or the Purchaser's Estate or Purchaser's Trust, as the case may be, and no other of the Purchaser's or the Purchaser's Estate's or Purchaser's Trust's, as the case may be, successors or assigns shall have any rights pursuant hereto.

               4.  Notices.

               All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered to the party to whom it is directed:

               (a)    If to NIplc, to it at the following address:

                        Nomura International plc
                        Nomura House
                        1 St. Martin's-le-Grand
                        London EC1A 4NP
                        Attention:  Mr. Guy Hands

               (b) If to the Purchaser, to him or her at the address set forth below under his or her signature;

               (c) If to the Purchaser's Estate or Purchaser's Trust, at the address provided to NIplc by such entity.

        or at such other address as any of the above shall have specified by notice in writing delivered to the others by certified mail.

Any notice which is required to be given to the Purchaser shall, if the Purchaser is then deceased, be given to the Purchaser's personal representative if such representative has previously informed NIplc of his or her status and address by written notice under this Section 4.

               5.  Applicable Law.

               The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the law that might be applied under principles of conflicts of law. Any suit, action or proceeding against the Seller, with respect to this Agreement, or any judgment entered by any court in respect of any thereof, may be brought in any court of competent jurisdiction in the State of New Jersey, as NIplc may elect in its sole discretion, and the Seller hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. By the execution and delivery of this Agreement, the Seller appoints the Secretary of the Surviving Corporation, at the executive offices of the Surviving Corporation in Morristown, New Jersey (or such other place within the State of New Jersey as may be designated for such purpose), as his or her agent upon which process may be served in any such suit, action or proceeding. Service of process upon such agent, together with notice of such service given to the Seller in the manner provided in Section 4 hereof, shall be deemed in every respect effective service of process upon him or her in any suit, action or proceeding. Nothing herein shall in any way be deemed to limit the ability of NIplc to serve any such writs, process or summonses in any other manner permitted by applicable law or to obtain jurisdiction over the Seller, in such other jurisdictions and in such manner, as may be permitted by applicable law. The Seller hereby irrevocably waives any objections which he or she may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of New Jersey, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum. No suit, action or proceeding against NIplc with respect to this Agreement may be brought in any court, domestic or foreign, or before any similar domestic or foreign authority other than in a court of competent jurisdiction in the State of New Jersey, and the Seller hereby irrevocably waives any right which he or she may otherwise have had to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority. NIplc hereby submits to the jurisdiction of such courts for the purpose of any such suit, action or proceeding, and by the execution and delivery of this Agreement, the Seller appoints the Secretary of the Surviving Corporation, at the executive offices of the Surviving Corporation in Morristown, New Jersey (or such other place within the State of New Jersey as may be designated for such purpose), as his or her agent upon which process may be served in any such suit, action or proceeding. Service of process upon such agent, together with notice of such service given to NIplc in the manner provided in Section 4 hereof, shall be deemed in every respect effective service of process upon NIplc in any suit, action or proceeding. NIplc hereby irrevocably waives any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of New Jersey, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum.

             6.  Assignability of Certain Rights by NIplc.

               If the Selling Entity transfers its interest in the Surviving Corporation to an affiliate, such affiliate shall assume the obligations hereunder of the Selling Entity, but such assignment shall not, without the written consent of the Purchaser or the Purchaser's Estate or Purchaser's Trust, as the case may be, relieve NIplc of its obligations hereunder.

               7.  Binding Effect.

               The provisions of this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns, and shall also inure to the benefit of each affiliate of NIplc that may become a Selling Entity.

               8.  Purchaser's Acknowledgement.

               It is the understanding of the Purchaser that, and he or she hereby acknowledges, that the Purchaser is aware that no Proposed Sale presently is contemplated and that such a sale may never occur.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                             NOMURA INTERNATIONAL plc

                                             By:
                                                --------------------------------
                                                Name:
                                                Title:

                                              ----------------------------------
                                                          Purchaser

                                              ----------------------------------


                                              ----------------------------------
                                                      Address of Purchaser